Exhibit 10.01
The information contained herein has been provided by Oracle Corporation and is solely the responsibility of
Oracle Corporation.
ORACLE CORPORATION
DEFERRED COMPENSATION PLAN
(Amended and Restated January 1, 2008)

i

ORACLE CORPORATION
DEFERRED COMPENSATION PLAN
(Amended and Restated January 1, 2008)
Oracle Corporation, a Delaware Corporation, has established this unfunded plan to provide deferred compensation for a select group of management and highly compensated employees. The Plan is effective as of January 1, 2008 and governs deferrals of compensation vesting after December 31, 2004. All amounts previously deferred and vested under the Oracle Corporation 1993 Deferred Compensation Plan (the “Prior Plan”) before January 1, 2005, and any amounts credited as earnings thereon, are governed by the terms of the Prior Plan in effect on October 3, 2004. Nothing in this Plan affects amounts that were deferred and vested under the Prior Plan before January 1, 2005 or any amounts credited as earnings thereon. It is intended that all amounts deferred and vested under the Prior Plan, and any amounts credited as earnings thereon, are exempt from Code section 409A under its grandfathering rules.
RECITALS
WHEREAS, those employees identified by the Compensation Committee of the Board of Directors of the Company or the committee designated to administer this Plan in accordance with Section 9 as eligible to participate in this Plan are employed by the Company or any other corporation or trade or business that has adopted the Plan with the approval of the Company (each of whom are referred to hereafter as the “Employer” or collectively as the “Employers”); and
WHEREAS, the Company desires to maintain an unfunded deferred compensation plan for the benefit of those employees and their beneficiaries;
NOW THEREFORE, the Company hereby establishes this deferred compensation plan.
SECTION 1
DEFINITIONS
     1.1 “Account” means a separate account established under this Plan for an Eligible Employee who makes a deferral election under Section 3.
     1.2 “Base Salary” means an Employee’s regular compensation without reduction for compensation deferred pursuant to all qualified and non-qualified plans of any Employers, but excluding all of the following: bonuses, commissions, overtime, incentive payments, non-monetary awards, retention payments, and other special compensation.
     1.3 “Beneficiary” means the beneficiary that a Participant designates to receive his or her Account upon the Participant’s death.

     1.4 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
     1.5 “Committee” means the Compensation Committee of the Board of Directors of the Company. The Senior Vice President of Human Resources and those persons he or she designates in writing are hereby delegated the authority to act on behalf of the Committee to administer the Plan in accordance with Section 9. The authority to amend and terminate the Plan in accordance with Section 8 is not delegated and, therefore, lies solely with the Compensation Committee of the Board of Directors of the Company.
     1.6 “Company” means Oracle Corporation, a Delaware corporation, and any successor organization.
     1.7 “Eligible Employee” means an Employee who is eligible to participate in the Plan under Section 2.1.
     1.8 “Employee” means a person employed by an Employer.
     1.9 “Employer” means the Company and any other corporation or trade or business within the Employer Group that adopts the Plan with the Company’s approval. A list of adopting Employers is attached to this Plan as Appendix 3 and shall be kept by the Committee.
     1.10 “Employer Group” means the group of entities (whether or not organized in corporate form and whether or not organized in the United States) owned 50 percent or more by the Company or by an affiliate of the Company that is, itself, owned 50 percent or more by the Company.
     1.11 “Hardship” is defined in Section 3.6.
     1.12 “Participant” means a person with an Account. Status as a Participant ceases when the Participant’s entire Account has been distributed.
     1.13 “Plan” means the Oracle Corporation Deferred Compensation Plan, as amended.
     1.14 “Termination of Employment” means “separation from service” as defined in Code section 409A.
     1.15 “Trust” or “Trust Agreement” means the Oracle Corporation 1993 Deferred Compensation Plan Trust Agreement, including any amendments, entered into between Employer and the Trustee to carry out the provisions of the Plan subject to Section 6.1.
     1.16 “Trust Fund” means the cash and other properties held and administered by the Trustee in accordance with the Trust Agreement to carry out the provisions of the Plan.

     1.17 “Trustee” means the designated trustee acting at any time under the Trust Agreement.
     1.18 “Variable Compensation” means bonuses and commissions, as designated by the Committee.
SECTION 2
ELIGIBILITY
     2.1 Eligibility. Eligibility to participate in the Plan in a calendar year is limited to Employees of Employers who are selected by the Committee (or its designee), in its sole discretion, and (i) whose annualized base salary in United States dollars determined as of September 30 of the prior calendar year equals or exceeds $165,000 (or another amount established by the Committee), or (ii) who participated in the Plan in the prior calendar year. The Committee also may select for eligibility an Employee whose base salary reaches $165,000 in a given year. For purposes of this Section 2.1, “base salary” means an Employee’s regular compensation without reduction for compensation deferred under all qualified and non-qualified plans of Employers, but excluding all of the following: bonuses, commissions, overtime, incentive payments, non-monetary awards, retention payments, and other special compensation. Eligibility is generally effective annually as of the first day of a calendar year, but the Committee may, in its sole discretion, allow eligibility effective as of the start of a calendar quarter, semi-annual period, or another date it establishes.
SECTION 3
DEFERRED COMPENSATION
     3.1 Deferred Compensation. An Eligible Employee’s participation in the Plan will commence when he or she makes a deferral election. Deferral of compensation under the Plan will occur in the amount and at the time provided in this Section 3.1 and in Section 3.3, and will not be effective until the Eligible Employee has complied with the election procedures in Section 3.3. Each Eligible Employee may elect, in accordance with Section 3.3, to defer annually the receipt of a percentage of the Base Salary and Variable Compensation that he or she earns during each calendar year or portion of a calendar year that the Employee is an Eligible Employee. The maximum amount permitted to be deferred from Base Salary and Variable Compensation is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Any Base Salary or Variable Compensation deferred under this Section will be recorded in an Account, maintained in the name of the Participant, and credited as a dollar amount equal to the total amount of Base Salary and/or Variable Compensation deferred during each calendar year under the Plan, together with deemed earnings credited in accordance with Section 3.6. The percentage of Base Salary and Variable Compensation that an Eligible Employee elects to defer will remain constant until suspended or modified by another election made in accordance with Section 3.3.
     3.2 Payment of Account Balances. The Account of a Participant who does not make a distribution election under (a) below will be distributed in a lump sum on the first distribution date after his or her Termination of Employment, in accordance with Section 3.2(d).
     (a) An Eligible Employee may elect to receive distributions upon (i) Termination of Employment or (ii) the later of age 59 1/2 or Termination of Employment. An Eligible Employee may also elect to receive distributions in a lump sum or in quarterly installments over a period of five years or 10 years. These elections must be made when the Eligible Employee first elects to defer compensation under the Plan, in accordance with Section 3.3 and any procedures established by the Committee.
     (b) No Participant may change a distribution election more than a total of three times. Any change in distribution election will apply to all amounts in an Account and must be made in accordance with procedures established by the Committee. A change in distribution election will not be effective for at least 12 months after the date of the election and must defer payment no less than five years after the date payment would otherwise have been made or commenced. An election to change an age 59 1/2 or other permissible fixed date distribution must be made no less than 12 months before the previously elected distribution date.
     (c) Notwithstanding any other provision of this Plan, upon Termination of Employment by reason of death, a deceased Employee’s Beneficiary will be entitled to a lump sum distribution of all amounts credited to the deceased Employee’s Account in accordance with Section 3.2(d). Upon the death of a Participant after Termination of Employment, the balance of the Participant’s Account will be distributed to his or her Beneficiary in one lump sum (notwithstanding any election to receive distributions under clause (ii) of Section 3.2(a) or in installments), in accordance with Section 3.2(d).
     (d) A distribution upon a Participant’s attainment of age 59 1/2 or Termination of Employment by reason of death will be made or commence on the 17th day of the month (or the first business day after the 17th) following the calendar quarter in which the distribution event under this Section 3.2 occurs. For Participants whose attainment of age 59 1/2 or Termination of Employment by reason of death occurs within the first 10 days of a calendar quarter, payment shall occur or commence on the 17th day of the month (or the first business day after the 17th) in which the Termination of Employment occurs if the Company can reasonably process the payment by the 10th day of the month; otherwise, payment shall occur or commence on the 17th day of the month (or the first business day after the 17th) after the end of the calendar quarter during which the attainment of age 59 1/2 or Termination of Employment by reason of death occurs.
     A distribution upon Termination of Employment for any reason other than death will be made or commence on the 17th day of the first month (or the first business day after the 17th) of the third calendar quarter following the calendar quarter in which the Termination of Employment triggering a distribution occurs. For Participants whose Termination of Employment occurs within the first 10 days of a calendar quarter, a distribution will be made or commence on the 17th day of the first month (or the first business day after the 17th) of the second calendar quarter following the calendar quarter in which the Termination of Employment triggering a distribution occurs. Subsequent distributions, if any, will be made on each quarter-annual anniversary date of the date of the first distribution. Each distribution will include interest or other earnings credited to the balance of the Account remaining unpaid.
     (e) Notwithstanding any other provision of this Plan, if a Participant has elected distribution in five-year or ten-year quarterly installments and, as of the date on which the Participant has a Termination of Employment, the total value of the Account, aggregated with the fair market value of all other “account balance plan” accounts (as defined in Treas. Reg. § 1.409A-1(c)(2)(i)(A)) of the Participant, is equal to or less than $10,000, the Participant’s entire Account in this Plan and all other account balance plans will be paid in a lump sum on the date the installments otherwise would have commenced.
     3.3 Election to Defer Compensation. An election to defer compensation under Section 3.1 must be made in accordance with procedures established by the Committee. The deferral election must be made no later than December 31st of the calendar year preceding the calendar year in which services will be performed to earn the compensation that is subject to the deferral election, or another date designated by the Committee that satisfies the requirements of Code section 409A(a)(4)(B). An Eligible Employee must make an election in his or her first year of eligibility within 30 days after the effective date of his or her eligibility under Section 2.1, and that election will apply to compensation earned on and after the 31st day after the day the Employee’s eligibility is effective. This deferral election and any subsequent election will continue until suspended or modified in accordance with procedures established by the Committee, and any new election will apply only to compensation earned after the end of the calendar year in which the valid new election is made. A deferral election will become irrevocable as of the last day of the calendar year in which it is made. Original elections will remain in effect from year to year, unless modified or suspended, until the date the Participant’s Account is distributed, in full or in part, under Section 3.2. The Company will withhold the percentage of Base Salary specified to be deferred for each payroll period and the percentage of Variable Compensation specified to be deferred at the time or times it would otherwise be paid to the Eligible Employee.
     3.4 Hardship. (a) If an unforeseeable emergency occurs, a Participant may request that the Committee approve payment earlier than the date to which it was deferred or that there be a cessation of deferrals under the Plan. For purposes of this section 3.4, an “unforeseeable emergency” is limited to a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or of a dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. What constitutes an unforeseeable emergency depends upon each Participant’s circumstances, but, in any case, payment may not be made and a cessation of deferrals may not occur to the extent that a hardship is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise or (ii) by liquidation of the Participant’s assets to the extent the asset liquidation would not itself cause severe financial hardship. Moreover, a deferred amount may not be distributed before the date to which the amount was deferred to the extent that the hardship is or may be relieved by cessation of deferrals under the Plan.
     (b) The Committee will consider any requests for payment under this Section 3.4 on a uniform and nondiscriminatory basis and in accordance with Code section 409A. If an amount is distributed or deferrals cease under this Section 3.4, the Participant will be ineligible to defer additional amounts until the next regular date designated under Section 3.3 for making deferral elections that occurs one year or more after the date as of which the Committee approved the distribution or cessation of deferral. Payments made under this Section 3.4 will be made within 7 days after the Committee determines that an unforeseeable emergency has resulted in severe financial hardship to the Participant or at a later date chosen by the Committee that does not result in taxation under Code section 409A.
     3.5 Employee’s Rights Unsecured. The right of a Participant or his or her Beneficiary to receive a distribution under the Plan constitutes an unsecured claim against the general assets of the Company and the Participant’s Employer or former Employer, and neither the Participant nor his or her Beneficiary has any rights in or against any amount credited to an Account or any other specific assets. The Plan constitutes a mere promise by the Company to make benefit payments in the future.
     3.6 Investment of Contributions. Deemed earnings will be applied throughout the year to all amounts credited to an Account (referred to as “interest or other earnings”) until the Account has been fully distributed to the Participant or Beneficiary. Deemed earnings may be positive or negative in accordance with the Participant’s elected investment.
SECTION 4
DESIGNATION OF BENEFICIARY
     4.1 Designation of Beneficiary. A Participant may designate a Beneficiary to receive any part of the Participant’s Account. A Beneficiary may be designated at any time before the Participant dies and may be revoked or changed at any time in accordance with procedures established by the Committee. A designation or change of designation that names a Beneficiary other than the Participant’s spouse will be effective only if spousal consent is provided. If the Participant fails to designate a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account will be paid to the Participant’s estate. Beneficiary designations must be on the form attached as Appendix 2. A single Beneficiary designation will apply to amounts under the Oracle Corporation 1993 Deferred Compensation Plan and this Plan and, for the avoidance of doubt, to contributions to the PeopleSoft Plan in 2005 and later years that were transferred to this Plan.

SECTION 5
CODE SECTION 409A
     5.1 General Compliance. The Plan is designed to comply with Code section 409A and is to be construed and administered, where possible, to comply with section 409A. Neither the Company or Employer nor the Committee is obligated to take any action that the Company’s counsel determines would result in taxation under Code section 409A. If the Company or its counsel determines that any Plan provision or feature does not comply with Code section 409A, that provision or feature will be null and void to the extent required to avoid taxation under section 409A.
     5.2 No Express or Implied Warranties. Although the Company intends to administer the Plan to prevent taxation under Code section 409A, the Employers do not represent or warrant that the Plan will comply with Code section 409A or any other provision of federal, state, local, or non-United States law. The Company, its affiliates or subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any person for any tax, interest, or penalties that might be owed with respect to an Account.
     5.3 Permissible Accelerations and Delays. The Company reserves the right, exercisable in its sole discretion, to accelerate payments under this Plan to the extent permitted by, and in accordance with, Treas. Reg. §1.409A-3(j)(4). In addition, the Company reserves the right, exercisable in its sole discretion, to delay payments under this Plan to the extent permitted by, and in accordance with, Treas. Reg. §1.409A-2(b)(7).
     5.4 Specified Employees. Notwithstanding any other provision of this Plan, any distribution that is not exempt from Code section 409A and that is to be paid upon Termination of Employment (other than as a result of death) to a “specified employee” (as defined under Code section 409A) will not be paid sooner than six months and one day following the Termination of Employment.
SECTION 6
TRUST PROVISIONS
     6.1 Trust Agreement. The Company may establish the Trust, which shall comply with the model trust provisions set forth in Revenue Procedure 92-64 (or any successor ruling or regulation that establishes or provides guidance on an IRS model rabbi trust), for the purpose of retaining assets set aside by the Company or any Employer pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid from the Company’s or the Employer’s general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount the Company’s or Employer’s liability to Employees under the Plan. All Trust Funds shall be subject to the claims of general creditors of both the Company and any Employer in the event the Company or Employer is Insolvent as defined in Section 3 of the Trust Agreement. The obligations of the Company and Employer to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Employees shall have no greater rights than general creditors of the Company or Employer. It is the Company’s intention that the arrangements be unfunded for tax purposes and for purposes of Title I of ERISA.
SECTION 7
CLAIMS PROCEDURE
     7.1 Claims Procedure. If any Participant or his or her Beneficiary has a claim for benefits that have not been paid, that person (“claimant”) may file with the Committee a written claim providing the amount and nature of the claim, supporting facts, and the claimant’s address. Claims for benefits must be filed as soon as reasonably practicable after the occurrence of the facts on which the claim is based. The Committee shall notify each claimant of its decision in writing by registered or certified mail within sixty (60) days after its receipt of a claim or, under special circumstances, within ninety (90) days after its receipt of a claim; and if the Committee determines that payment is to be made, payment will be made within 90 days after the date by which notification is required. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claims review procedure under the Plan.
     7.2 Claims Review Procedure. A claimant whose claim has been denied, or such claimant’s duly authorized representative, may file, within sixty (60) days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within sixty (60) days after receipt of such request. In special circumstances, the Committee may extend for up to sixty (60) additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. If the final decision is that payment is to be made, payment will be made within 90 days after the date by which notification of the final decision is required. The decision of the Committee shall be final and binding on all parties.
SECTION 8
AMENDMENT AND TERMINATION
     8.1 Amendment. The Committee may amend this Plan at any time with either or both retroactive and prospective effect. It is intended that all Plan amendments comply with Code section 409A. Amendments will be effective upon the date stated in the amendment and will be binding on all Participants and Beneficiaries, except as otherwise provided in the amendment. No amendment may adversely affect a Participant’s accrued benefits without the Participant’s written approval. Any rights to benefits under this Plan created by an employment agreement in effect between the Company or Employer and an Employee are subject to amendments to this Plan.
     8.2 Termination. The Committee may terminate the Plan and distribute Accounts to Employees in accordance with Code section 409A.

SECTION 9
ADMINISTRATION
     9.1 Administration. The Committee has complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of Employees to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.
     9.2 Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.
     9.3 Expenses. The costs of establishing and adopting the Plan, including but not limited to legal and accounting fees, will be borne by the Company or the Employer. The expenses of administering the Plan will be borne by the Trust. The Company or Employer will bear any tax liability associated with the Trust’s investment of assets and will not be reimbursed by the Trust for those costs.
SECTION 10
GENERAL AND MISCELLANEOUS
     10.1 Rights Against the Company. Except as expressly provided by the Plan, this Plan shall not be construed as giving to any Employee, Participant, Beneficiary, or any other person any legal, equitable or other rights against the Company or an Employer, or against any officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets, business or shares of the Company or Employer stock or giving any Employee the right to be retained in the employment of the Company or an Employer. All Employees are subject to discharge (with or without cause) to the same extent they would have been if this Plan had never been adopted. The rights of an Employee hereunder are solely those of an unsecured general creditor of the Company or an Employer. Nothing in the Plan should be construed to require any contributions to the Plan on behalf of an Employee, Participant, or Beneficiary by the Company or an Employer.
     10.2 Assignment or Transfer. No right, title or interest of any kind in the Plan is transferable or assignable by any Participant or Beneficiary or subject to alienation, anticipation, sale, pledge, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
     10.3 Severability. The provisions of this Plan are fully severable. Accordingly, any declaration that a provision of this Plan is illegal or invalid for any reason will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if any illegal or invalid provision had never existed.
     10.4 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.
     10.5 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of California unless superseded by federal law, which shall govern correspondingly.
     10.6 Payment Due to Incompetence. If the Committee receives evidence that an Employee or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or Trust which has been legally appointed by the courts.
     10.7 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, local, and employment taxes imposed upon the Participant or his or her Beneficiary which are required to be paid or withheld by the Company or Employer. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by sections 3121(v)(2) and 3306(r)(2) of the Code. Amounts required to be withheld in accordance with Code section 3121(v)(2) will be withheld out of other current wages paid by the Participant’s Employer or, if current wages are insufficient, out of the amount of Base Salary or Variable Compensation elected to be deferred. The determination of the Company or Employer regarding applicable income and employment tax withholding requirements shall be final and binding on Employee.

ORACLE CORPORATION
By:	/s/ Joyce Westerdahl
	Name:	Joyce Westerdahl
	Title:	Senior Vice President, Human Resources 12/22/08